Exhibit 5.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

March 31, 2017

Board of Directors

First Guaranty Bancshares, Inc.

400 East Thomas Street

Hammond, Louisiana 70401

Re:	First Guaranty Bancshares, Inc.
Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as special counsel to First Guaranty Bancshares, Inc., a Louisiana corporation (the “Company”), in connection with its Registration Statement on Form S-4 (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the proposed offering of up to 446,021 shares of common stock, par value $1.00 per share, of the Company (the “Shares”) in connection with the Company’s proposed merger with Premier Bancshares, Inc. This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

In rendering this opinion, we have reviewed copies of the Registration Statement, the Restated Articles of Incorporation of the Company, the Amended and Restated Bylaws of the Company, and certain resolutions of the Board of Directors of the Company. We have also reviewed such other documents and made such other investigations as we have deemed appropriate. In our examination of any documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as original documents and the conformity to original documents of all documents submitted to us as copies thereof. We have also assumed that all parties other than the Company had the corporate power and authority to enter into and perform all obligations thereunder, and, as to such other parties, we have also assumed the due authorization by all requisite action, the due execution and delivery of such documents and the validity and binding effect and enforceability thereof. As to various questions of fact material to this opinion, we have relied upon the statements contained in the Registration Statement and statements of officers of the Company, and we have made no independent investigation with regard thereto.

Board of Directors

First Guaranty Bancshares, Inc.

March 31, 2017

Our opinions expressed herein are limited to the Louisiana Business Corporation Act and the federal securities laws of the United States of America and we express no opinion with respect to any other laws, or with respect to any matter pertaining to the contents of the Registration Statement, other than as expressly stated herein. We have not passed upon and do not purport to pass upon the application of securities or “Blue Sky” laws of any jurisdiction.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that the Shares are duly authorized and, when issued as contemplated in the Registration Statement and the Agreement and Plan of Merger, dated as of January 30, 2017, by and between the Company and Premier Bancshares, Inc., will be validly issued, fully paid and non-assessable.

This opinion has been prepared in connection with the Registration Statement. We assume no obligation to advise you of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to our firm being referenced under the caption “Legal Matters” and for inclusion of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Luse Gorman, PC
LUSE GORMAN, PC